Exhibit 10.9
CAPITALSOURCE INC.
First Amendment to Amended and Restated Employment Agreement
This First Amendment to the Amended and Restated Employment Agreement (“Amendment”) is entered into as of this 16th day of July, 2010 (the “Amendment Effective Date”), by and between CapitalSource Inc. (the “Company”) and John K. Delaney (“Executive”).
WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of December 16, 2009 (the “Agreement”);
     WHEREAS, the Compensation Committee of the Board of Directors of the Company and the Board of Directors of the Company each has determined that it is in the best interests of the Company to amend the Agreement as set forth in this Amendment; and
WHEREAS, the Company and Executive desire to amend the Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:
     1. Term. Section 7(c) of the Agreement is hereby deleted in its entirety and replaced with the following:
No Solicitation or Hiring of Employees. During the Employment Period and for a period of two years from the Executive’s Date of the Termination, the Executive shall not solicit, entice, persuade or induce, directly or indirectly, any individual who is employed by the Employer or any Company Affiliate (or who was so employed within 180 days prior to the Executive’s action) to terminate or refrain from continuing such employment or to become employed by or enter into contractual relations with any other individual or entity other than the Employer or any Company Affiliate, and the Executive shall not hire, directly or indirectly, as an employee, consultant or otherwise, any such person. Anything to the contrary notwithstanding, the Employer agrees that (i) the Executive’s responding to an unsolicited request from any former employee of the Employer for advice on employment matters; and (ii) the Executive’s responding to an unsolicited request for an employment reference regarding any former employee of the Employer from such former employee, or from a third party, by providing a reference setting forth his personal views about such former employee, shall not be deemed a violation of this Section 7(c). Notwithstanding the foregoing, this Section 7(c) shall not preclude the Executive from soliciting for employment or hiring any person who has been discharged by the Employer or any Company Affiliate without cause.
2. Non-Competition. The definition of the “Non-Compete Period” is hereby deleted in its entirety and replaced with the following:
“Non-Compete Period” means the period commencing on the Effective Date and ending the later of December 31, 2010 or the Executive’s termination of service as Executive Chairman.”
     3. Except as set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

     IN WITNESS WHEREOF, the undersigned have duly executed and delivered this First Amendment to the Agreement, or have caused this Amendment to be duly executed and delivered on their behalf.

JOHN K. DELANEY

/s/ John K. Delaney

CAPITALSOURCE INC.

/s/ Steven A. Museles

By: Steven A. Museles
Its: Co-Chief Executive Officer

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